CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford Funds Exchange-Traded Trust of our report dated September 28, 2022, relating to the financial statements and financial highlights, which appears in the Annual Report of Hartford Schroders Commodity Strategy ETF, Hartford Core Bond ETF, Hartford Schroders ESG US Equity ETF, Hartford Municipal Opportunities ETF, Hartford Short Duration ETF, Hartford Sustainable Income ETF, Hartford Schroders Tax-Aware Bond ETF and Hartford Total Return Bond ETF on Form N-CSR for the year or period ended July 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 25, 2022